Exhibit 23.1

November 29, 2012

US AIRWAYS INC.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Re:	Preliminary Prospectus Supplement (Class A Certificates and Class B Certificates), dated November 29, 2012, to the Prospectus dated May 25, 2012, included in Registration Statement No. 333-181718 of US Airways Group, Inc.

Ladies and Gentlemen:

We consent to the use of the AISI Report, dated as of November 27, 2012 prepared by us with respect to the aircraft referred to in that Report, in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

[Signature Page to Follow]

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ Fred Bearden
Name: Fred Bearden
Title: CEO